                                                                    Exhibit 10.2

              GENESEE & WYOMING AUSTRALIA PTY LTD ACN 080 579 308

                          EXECUTIVE SHARE OPTION PLAN



                                     RULES


1.  DEFINITIONS AND INTERPRETATION

1.1  Definitions

     In these Rules, unless the contrary intention appears:

     Application Form means the form referred to in Rule 5.4(b).

     ASX means Australian Stock Exchange Limited.

     Board means the Board of Directors of the Company as constituted from time to time.

     Business Day has the meaning given to that term in the Listing Rules.

     Company means Genesee & Wyoming Australia Pty Limited ACN 080 579 308.

     Control has the meaning given to it under the Corporations Law.

     Director means director of the Company from time to time.

     Eligible Person means the Executives, the Company's senior executives and the senior executives of Related Bodies Corporate of the Company from time to time.

     Equivalent Value of an Executive Option on a given date means:

     (a) the Market Value of the Shares that would be issued if the Executive Option were exercised on that date;

          LESS

     (b)  the Exercise Price of that Executive Option.

     Executive means each of Chuck Chabot, Anthony Mogytych, Paul Zaleck, Colin Turner, Ian Jamieson and Thomas Lanni.

     Executive Option means an option granted under this Plan.

     Exercise Period means the period during which an Executive Option can be exercised pursuant to Rule 8.

     Exercise Price means the consideration per Share, determined in accordance with Rule 9, payable by a Holder to the Company for the issue of Shares the subject of the relevant Executive Option.

                                       2.


     Expiry Date means in respect of an Executive Option the expiry date specified in the Offer Notice in respect of that Option.

     Holder means the registered holder of an Executive Option.

     Independent Expert means an independent accountant selected by the Board;

     Listed means having been admitted to the official list of the ASX and at the relevant time still being so admitted even though, for the avoidance of doubt, the quotation of the Company's securities may be suspended or subject to a trading halt.

     Listing Rules means the official listing rules of the ASX and any other rules of the ASX which are applicable while the Company is Listed, except to the extent of any express written waiver by the ASX.

     Market Value means:

     (a) before the Company is Listed, EBITDA of the Company multiplied by 5.5 less debt all debt (for the avoidance of doubt, debt includes bank debt and any other liabilities in the nature of long term financing, but does not include current liabilities incurred in the ordinary course of business);

     (b) where the Company is Listed, the weighted average of the sale price of Shares quoted on the stock exchange of the ASX in the 5 Business Days prior to the date on which the Market Value is to be calculated (excluding the day of calculation);

     (c) during a Trade Sale, the average price per share on a net present value basis at a discount rate nominated by the Company that the purchaser or subscriber is paying for the Company's shares

     Marketable Parcel has the meaning given by the Listing Rules.

     Offer Notice means an offer to grant Executive Options made under Rule 5.4;

     Option Certificate means the certificate issued by the Company to the relevant Holder in respect of an Executive Option.

     Plan means the "Genesee & Wyoming Australia Pty Ltd Executive Share Option Plan" constituted by these Rules.

     Related Body Corporate has the meaning given to it under the Corporations Law.

     Rules means these rules as amended from time to time.

     Share means a fully paid ordinary share in the capital of the Company. For the purposes of this Plan, as at the commencement date of the total number of shares issued by the Company is 16,524,000.

     Supervening Event means:

                                       3.

     (a)  the sale of the main operating assets of the Company; or

     (b)  a change in Control of the Company; or

     (c) a restructure of the affairs of the Company or its Related Bodies Corporate that will affect the value of the Shares in the Company; or

     (d) any fact, matter or circumstance which in the reasonable opinion of the Board makes it undesirable for Executive Options to become exercisable,

     but does not include a Trade Sale.

     Trade Sale means a sale or issue of 25% or more of the issued capital of the Company to a single or related purchasers or subscribers;

1.2  Interpretation

     In these Rules, unless the context otherwise requires:

     (a) where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

     (b) a reference to any legislation provision, regulation, rule or by-law (including the Listing Rules) includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation issued under, that legislation or legislative provision;

     (c)  the singular includes the plural and vice versa;

     (d) a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, entity, state or government and vice versa;

     (e)  a reference to any gender includes all genders; and

     (f) including and similar expressions are not and must not be treated as words of limitation.

1.3  Compliance with the Corporations Law and the Listing Rules

     (a) Notwithstanding anything express or implied in these Rules, each and every provision of these Rules is subject to the Corporations Law and, if the Company is Listed, the Listing Rules.

     (b) If there is any inconsistency between any provision of these Rules and the Corporations Law or, if the Company is Listed, the Listing Rules, the Corporations Law or the Listing Rules (as the case may be) will prevail to the extent of the inconsistency.

                                       4.

1.4  Listing Rules

     A reference in these Rules to the Listing Rules or the ASX has effect only for so long as the Company is Listed and must otherwise be disregarded.

2.  ESTABLISHMENT OF PLAN

2.1  The Board hereby establishes the Plan in accordance with the Rules.

2.2 The Plan hereby constituted is called the "Genesee & Wyoming Australia Pty Ltd Executive Share Option Plan".

3.  OBJECTIVES

     The objectives of the Plan are:

     (a) to enable exceptional Eligible Persons to acquire an interest in the Company;

     (b)  create a sense of ownership in the Company and its success;

     (c) to assist in the attraction and retention of high quality Eligible Persons;

     (d) to allow such persons interests to be aligned with the interests of the Company's other shareholders;

     (e) to avoid taking any action which could harm the commercial interests the Company within 12 months of ceasing employment with the Company.

4.  ADMINISTRATION OF PLAN

     The Board is to administer the Plan and the Board has power:

     (a) to determine procedures from time to time to administer the Plan consistent with these Rules;

     (b) to resolve conclusively all questions of fact or interpretation arising in connection with the Plan; and

     (c) to delegate to any one or more persons (including a committee) for such period and on such conditions as the Board may determine the exercise of any of the Board's powers or discretions arising under the Plan.

5.   ENTITLEMENT

5.1 The Board may at any time and from time to time determine which of the Eligible Persons are eligible to participate in the Plan.

5.2 The Directors may from time to time determine in their absolute discretion the number of Executive Options which may be granted to each Eligible Person (if any).

                                       5.

5.3 In making the determinations under Rules 5.1 and 5.2, the Directors may have regard to the following factors:

     (a) the length of service of the Eligible Person with the Company or any Related Body Corporate;

     (b) the record of employment of the Eligible Person with the Company or any Related Body Corporate;

     (c) the potential contribution of the Eligible Person to the growth of the Company or any Related Body Corporate;

     (d) any other matters which tend to indicate the merit of the Eligible Person; and

     (e) where the Eligible Person was offered the right to participate in the Plan before he or she commenced full time employment with the Company or any Related Body Corporate, the fact that such an offer was made and the terms of that offer.

5.4 Following a determination under Rule 5.2 to grant Executive Options, the Company must give each Eligible Person to be granted Executive Options:

     (a) an offer in writing to apply to take up those Executive Options setting out:

          (i)    the number of Executive Options;

          (ii) the Exercise Price (in Australian dollars), or where the Exercise Price is determinable at some future time by reference to a formula, the acquisition price (in Australian dollars) were that formula applied as at the date of the offer; and

          (iii)  the Expiry Date of the Executive Options; and

          (iv) any additional terms and conditions for the exercise of the Executive Options (such as any performance criteria) not set out in these Rules;

     (b)  an application form; and

     (c)  a copy of the Rules.

5.5 The making of the offer by the Company will not constitute any legally binding commitment to the grant of the Executive Options referred to except upon the actual grant of the Executive Options.

5.6 An Eligible Person who desires to apply for Executive Options must sign and return to the Company the Application Form to that effect.

5.7 An Eligible Person may apply for less than the number of Executive Options offered to him or her.

                                       6.

5.8 If required by the Corporations Law or the Listing Rules, the Company must provide to ASIC a copy of the offer or invitation document (which need not contain details of the offer or invitation particular to the offeree such as the identity or entitlement of the offeree) and of each accompanying document no later than 7 days after the provision of that material to the offeree.

5.9 The Eligible Person will obtain Executive Options on the date of the grant of the Executive Options by the Company at the times specified in the Application Form. An Eligible Person who ceases for any reason whatsoever to be employed by the Company or a Related Body Corporate of the Company will not have any right to the grant of Executive Options that have not yet been granted to him or her.

6.   GRANT OF  EXECUTIVE OPTIONS

6.1 Subject to these Rules, the grant of Executive Options will take place at such times and upon such terms and conditions as the Directors may determine.

6.2 Unless otherwise determined by the Directors at the time of grant, an Executive Option will be granted free of charge on the following terms and conditions:

     (a) (Number of Shares) Each Executive Option entitles the Holder to subscribe for one Share at the Exercise Price.

     (b) (Exercise Period) Subject to Rule 8, an Executive Option may be exercised during such period as determined by the Board from time to time either generally or in respect of the Eligible Person concerned, up to and including 5.00 pm South Australian time on the Expiry Date.

     (c) (Method of Exercise) An Executive Option may be exercised by notice in writing to the Company accompanied by payment of the Exercise Price and the Option Certificate to which the Executive Option relates, delivered to the registered office of the Company during the Exercise Period.

     (d) (Notice of Exercise) The notice referred to in Rule 6.2(c) must specify the number of Executive Options exercised.

     (e) (Board to allot Shares) Within 10 Business Days after receipt of the notice referred to in Rule 6.2(c) and the payment of the Exercise Price, the Directors will:

          (i) allot to the Holder the number of Shares fully paid up which corresponds to the number of Executive Options properly exercised by the Holder;

          (ii) cancel the Option Certificate relating to those Executive Options; and

         (iii) if applicable, issue a new Option Certificate in relation to any unexercised Executive Options.

                                       7.

(f) (No participating rights) Unless otherwise provided in these Rules, there are no participating rights or entitlements inherent in the Executive Options.

(g) (New Issues) Subject to the Listing Rules, if the Company is Listed Holders will be entitled to participate in new issues of capital offered to shareholders of the Company on the prior exercise of their Executive Options. The Company will ensure that for the purposes of determining entitlements to any such issue, the record date in respect of that issue will be at least ten Business Days after the issue is announced. This will give Holders the opportunity to exercise their Executive Options should they so wish prior to the date for determining entitlements to participate in any such issue.

(h) (Pro rata issue) Subject to the Listing Rules, if during the life of an Executive Option, there is a pro rata issue (except a bonus issue) to the holders of Shares, the Exercise Price may be reduced according to the following formula:

          O' =   O - E[P-(S+D)]
                     ----------
                       N + 1

          O' =  the new exercise price of the Executive Option.

          O = the exercise price of the Executive Option which would apply but for this formula.

          E = the number of Shares into which one Executive Option is exercisable.

                Note: E is one unless the number has changed pursuant to Rule 6.2(i) because of a bonus issue.

                P =  the Market Value of a Share.

          S =  the subscription price for a Share under the pro rata issue.

          D = the dividend due but not yet paid on the existing Shares (except those to be issued under the pro rata issue).

          N = the number of Shares with rights or entitlements that must be held to receive a right to one new security under the pro rata issue.

(i) (Bonus issue) Subject to the Listing Rules, if there is a bonus issue to the holders of Shares, the number of Shares over which the Executive Option is exercisable may be increased by the number of Shares which the Holder of the Executive Option would have received if the Executive Option had been exercised before the record date for the bonus issue.

(j) (Reorganisation of Executive Options) Subject to the Listing Rules, if any reorganisation of the issued capital of the Company takes place

                                       8.

     prior to the Expiry Date, the number of Executive Options to which each Holder is entitled and the exercise price will be reorganised as follows:

     (A) in a consolidation of capital, the number of Executive Options will be consolidated in the same ratio as the Shares and the Exercise Price will be amended in inverse proportion to that ratio;

     (B) in a sub-division of capital, the number of Executive Options will be sub-divided in the same ratio as the Shares and the Exercise Price will be amended in inverse proportion to that ratio;

     (C) in a return of capital, the number of Executive Options must remain the same and the Exercise Price of each Executive Options must be reduced by the same amount as the amount returned in relation to each Share;

     (D) in a reduction of capital by a cancellation of paid up capital that is lost or not represented by available assets where no securities are cancelled, the number of Executive Options and the Exercise Price must remain unaltered;

     (E) in a pro rata cancellation of Shares, the number of Executive Options must be reduced in the same ratio as the ordinary capital and the Exercise Price of each Executive Option will be amended in inverse proportion to that ratio;

     (F) in any other case, the number of Executive Options or the Exercise Price will be reorganised so that the holder of the Executive Option will not receive a benefit that holders of Shares do not receive. This Rule does not prevent a rounding up of the number of Shares to be received on exercise if the rounding up is approved at the shareholders' meeting which at the reorganisation is approved; and

     in all other respects the terms of the exercise of Executive Options will remain unchanged.

(k) (Ranking) All Shares issued upon exercise of the Executive Options will rank equally in all respects with the Company's then existing fully paid Shares. If the Company has been admitted to the official list of the ASX, the Company will apply for official quotation by ASX of all Shares issued upon exercise of the Executive Options.

(l) (Non-transferability) The Executive Options are not transferable and if the Company is admitted to the official list of ASX no application will be made to the ASX for official quotation of the Executive Options.

7.  SUPERVENING EVENTS

7.1 Notwithstanding anything in these Rules, if, prior to the Company becoming Listed, during the life of an Executive Option the Board resolves that there has been, or is likely to be, a Supervening Event the Company will give notice of

                                       9.

the Supervening Event to each Holder (Termination Notice). For the avoidance of doubt, the Board is not obliged to determine that an event which might satisfy the circumstances under the definition of Supervening Event constitutes a Supervening Event and may specifically determine that a particular event will not be treated as a Supervening Event.

7.2 The Termination Notice must specify the nature of the Supervening Event and the Board's reasons for resolving that the fact matter or circumstance amounts to a Supervening Event that triggers the operation of this Rule. The Termination Notice must specify the alternative method of compensating Holders of Executive Options as determined by the Board under Rule 7.4.

7.3 Upon receipt of a Termination Notice all unexercised Executive Options will immediately lapse and this Plan will be terminated.

7.4 Upon resolving that there has been, or is likely to be, a Supervening Event, the Board must also determine the most appropriate method of compensating Holders of Executive Options that lapse under this Rule 7 from the following options. The Board may resolve to:

     (a) pay each Holder an amount equal to the Equivalent Value of the Executive Options on the date of the Termination Notice; or

     (b) procure that shares are issued in a Related Body Corporate of the Company such that:

          (i) the Market Value of the shares to be issued is equal to the Market Value of the Shares that would have been issued had the Executive Options been exercised; and

          (ii) the amount payable by the Holder in relation to the shares is equal to the Exercise Price of the Executive Options; and

          (iii) notwithstanding the foregoing the shares shall be credited as fully paid; or

     (c) Procure that common stock in the capital of Genesee & Wyoming Inc. be issued to the Holder such that:

          (i) the Market Value of the common stock to be issued is equal to the Market Value of the Shares that would have been issued had the Executive Options been exercised; and

          (ii) the amount payable by Holder in relation to the common stock is equal to the Exercise Price of the Executive Options; and

          (iii) notwithstanding the foregoing the common stock shall be credited as fully paid.

8.   EXERCISE OF EXECUTIVE OPTIONS

     Unless Executive Options have lapsed under Rule 7 all Executive Options shall be exercisable in accordance with this Rule 8 as follows:

                                      10.

(a) (Not Listed and No Trade Sale - Options are exercisable and Compulsory Buy Back) If, prior to the Expiry Date with respect to an Executive Option, the Company does not become Listed and a Trade Sale does not occur then an Executive Option is exercisable on the Expiry Date for a period of one week from the Expiry Date. If the Executive Option is not exercised during that period it will automatically lapse. If the Executive Option is exercised during that period the Company will, if possible under the Corporations Law, buy back the Shares issued to the Holder on exercise not earlier than 6 months after the date the Shares are issued for an amount equal to the value of the Shares as determined by an Independent Expert.

(b) (Listed prior to Expiry) If prior to the Expiry Date of an Executive Option the Company becomes Listed the Executive Option will be exercisable during the period:

     (i) commencing on the date the Company is admitted to the official list of the ASX; and

     (ii) ending on the Expiry Date.

     Notwithstanding the provisions of sub-clause (b) and subject to ASX Listing Rules, if within [12] months of exercising an Executive Option an Executive ceases employment with the Company and commences working for a business determined by the Board to be a competitor of the Company he shall be deemed to have appointed the [company secretary] as his agent and attorney for the purpose of selling his Shares with authority to execute on his behalf a share transfer and to take all such steps as necessary to effect the share transfer. Such Shares shall be transferred during the ordinary course of trading on ASX and the proceeds, less any costs, shall be paid to the Executive. The Company shall be entitled to retain any share certificates issued following the exercise of Executive Options for a period of [12] months following the date of exercise.

(c) (Trade Sale Prior to Expiry) If, prior to the Expiry Date of an Executive Option and prior to the Company becoming Listed, the board forms the view that a Trade Sale is likely to occur, the Company must give notice to the Holder of the Executive Option of the Trade Sale and the date on which the Trade Sale is likely to occur, being no less than 10 Business Days from the date of the notice. The Executive Option will be exercisable in the period:

     (i)  commencing on the date the notice is received; and

     (ii) ending on the date specified in the notice being no less than 5 Business Days before the date of the Trade Sale.

     The Company must procure that the purchaser of the shares in the capital of the Company also purchases the Shares issued upon exercise of Executive Options under this clause 8(c) at the Market Value for a Trade Sale.

                                      11.

     (d) (Change of Control while Listed) If, during the life of an Executive Option and provided the Company is admitted to the official list of ASX, a takeover offer is made for the Shares and the Board becomes aware that more than 25% of the issued Shares have or will become vested in the offeror and its associates, the Company will give notice of the takeover offer to each Holder. Each Holder may then exercise any unexercised Executive Options within 5 Business Days of the notice. All unexercised Executive Options will expire 6 Business Days after the date the notice is received by the Holder.

9.   EXERCISE PRICE OF EXECUTIVE OPTIONS

      The Exercise Price of an Executive Option will be the amount determined by the Board and specified in an Offer Notice given under clause 5.4 for that Executive Option being:

      (a) the Market Value of a Share as at the date on which the Executive Options are granted under clause 5; or

      (b)  such lower or higher amount as the board determines.

10.   MAXIMUM AND MINIMUM NUMBER OF EXECUTIVE OPTIONS

10.1 If the Company is Listed, Executive Options may not be granted under the Plan if:

      (a) immediately following a grant, the number of Shares the subject of the grant of Executive Options when aggregated with:

           (i) the number of Shares which would be issued if each outstanding Executive Option were to be exercised; and

           (ii) the number of Shares issued during the previous five years under the Plan or any other employee share plan extended only to employees of the Company (including Directors) and its Related Bodies Corporate,

           (disregarding any offer or option acquired or share issued following the making or an offer, which is exempt from the disclosure requirements in Chapter 6D of the Corporations Law) exceeds five percent of the total number of issued shares in that class in the Company as at the time of grant of those Executive Options; or

     (b) if that grant would cause the Company to be in breach of the Listing Rules (including Listing Rules 7.1 or 7.16).

10.2 The number of Executive Options exercised by Holder must be at least equal to a Marketable Parcel of the Shares the subject of the Executive Options.

                                      12.

11.  MAXIMUM NUMBER OF EXECUTIVE OPTIONS TO AN ELIGIBLE PERSON

     Executive Options may not be granted under the Plan if, immediately following the grant, the number of Shares the subject of the grant of Executive Options when aggregated with:

     (a) a number of Shares which would be issued if each outstanding Executive Option to acquire Shares under the Plan were to be exercised; and

     (b)  the number of Shares previously acquired under the Plan or otherwise;

     would result in an Eligible Person's legal or beneficial interest in the total capital of the Company exceeding five per cent.

12.   CEASING TO BE EMPLOYED

12.1 If a Holder ceases to be employed by the Company or a Related Body Corporate of the Company:

      (a) due to death, disability or retirement (from the age of 55), the Executive Options of that Holder will lapse and the Holder (or his or her estate) will be entitled to a cash payment equal to the Equivalent Value of the Executive Options held by the Holder; and

      (b) in all other cases, the Executive Options of that Holder will immediately lapse.

12.2 A person is deemed to cease employment with the Company or a Related Body Corporate of the Company due to disability if that person is, in the opinion of the Board, substantially absent from work due to illness for a period in excess of 3 consecutive months.

13.  OPTION CERTIFICATE

     The Company must, within 10 Business Days of the date of grant of the Executive Options deliver to the grantee an Option Certificate for the relevant number of Executive Options marked "Non-transferable. Not granted Official Quotation".

14.  REQUESTS FOR INFORMATION

     The Company must, within a reasonable period after the receipt of a request, during any period in which the offer of Executive Options remains open to an Eligible Person, provide to that Eligible Person in writing the following information:

     (a)  the current market price of the Shares; and

     (b) where the Exercise Price is determinable at some future time by reference to a formula, the Australian dollar equivalent of the acquisition price were that formula applied as at that date.

                                      13.

15.   AMENDMENTS TO THE RULES

      These Rules may be amended from time to time by resolution of the Board, subject to, for as long as the Company is admitted to the official list of the ASX, obtaining any necessary approval of shareholders required by the Listing Rules.

16.   CORPORATIONS LAW

16.1 This Rule 16 does not apply for so long as the Executive Options offered under this Plan are offered under a Disclosure Document in accordance with Chapter 6D of the Corporations Law or the Company has been granted relief from the disclosure requirements of the Corporations Law.

16.2 This Plan is subject to the provisions of the Corporations Law. Without limiting the generality of the foregoing, no Executive Option may be offered and no Share may be issued upon the exercise of an Executive Option unless that offer is exempt from the disclosure requirement of the Corporations Law or the Company determines in its absolute discretion to comply with those requirements.

17.   RIGHTS OF EMPLOYEES

      The Plan will not form any part of any contract of employment between the Company or an Related Body Corporate and any Eligible Person and will not confer directly or indirectly on any Eligible Person any legal or equitable right whatsoever (other than rights as the holder of Executive Options or Shares issued under the Plan) against the Company or any Related Body Corporate.

18.   TERMINATION OF THE PLAN

      The Board may at any time by resolution terminate the Plan without prejudice to any Executive Options previously granted.

19.   GOVERNING LAW

      This agreement is governed by the law in force in South Australia and the parties submit to the non-exclusive jurisdiction of the courts of South Australia and all courts competent to hear appeals from the courts of South Australia in respect of all proceedings arising in connection with this agreement.



      These Rules were adopted by the Directors of the Company under a resolution of the Directors on September 27 , 2000.



/s/ Ian James D. Jamieson
-------------------------
Secretary